UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): July 30, 2020

SeaSpine Holdings Corporation
(Exact name of registrant as specified in its charter)

Delaware	001- 36905	47-3251758
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5770 Armada Drive, Carlsbad, California		92008
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (760) 727-8399
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	SPNE	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On July 30, 2020, SeaSpine Holdings Corporation (“we,” “us,” “our,” or the "Company"), certain of its subsidiaries, Wells Fargo Bank, N.A., as administrative agent, and the lender parties to the Credit Agreement (as defined below) entered into an amendment (the “Amendment”) to the Amended and Restated Credit Agreement dated as of July 27, 2018 (as amended, the “Credit Agreement”). The Amendment extends the date through which we may elect to increase the borrowing limit under the Credit Agreement from July 27, 2020 to July 27, 2021. Accordingly, at any time through July 27, 2021, we may increase the borrowing limit under the credit facility governed by the Credit Agreement by up to an additional $10.0 million, subject to us having sufficient amounts of eligible accounts receivable and inventory and to customary conditions precedent, including obtaining the commitment of lenders to provide such additional amount.
The foregoing description of the Amendment is qualified in its entirety by reference to the copy of the Amendment filed as an exhibit to this report.

Item 9.01	Financial Statements and Exhibits.
(d)    Exhibits

Exhibit No.	Description
10.1
Second Amendment to Amended and Restated Credit Agreement made as of July 30, 2020 by and among Wells Fargo Bank, N.A., as administrative agent for each member of the lender group and the bank product providers, the lenders party thereto, SeaSpine Holdings Corporation, SeaSpine Orthopedics Corporation, SeaSpine, Inc., ISOTIS, Inc., SeaSpine Sales LLC, Theken Spine, LLC, and IsoTis Orthobiologics, Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SeaSpine Holdings Corporation

		By:	/s/ Patrick Keran
Name: Patrick Keran
Title: Vice President, General Counsel

Date:	July 31, 2020